EXHIBIT 99.1

Berkshire Hills Bancorp Appoints Mary Anne Callahan
 as New Independent Director

BOSTON – September 14, 2023 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a leading socially responsible community bank with financial centers in New England and New York, announced the election of Mary Anne Callahan to the Board of Directors of the Company and its wholly-owned subsidiary Berkshire Bank effective September 13, 2023. Ms. Callahan has extensive investment banking expertise including advising bank clients on strategy, capital management and merger and acquisitions. She served most recently as a Managing Director in the Financial Services Group at Piper Sandler Companies. Upon her election, Ms. Callahan was determined to be an independent director and appointed to the Compensation Committee and the Risk Management, Capital and Compliance Committee of the Board.

"We are delighted to welcome Mary Anne to our Board of Directors," said Chairperson David M. Brunelle.  “Her shareholder orientation and substantial investment banking experience will bring insights and valuable perspectives to the Board.”

“Mary Anne’s deep understanding of the competitive dynamics in the New England and New York banking markets along with her extensive industry knowledge and decades-long relationships in the sector make her the ideal candidate to help Berkshire Bank continue to grow strategically while advancing on our journey toward becoming a high-performing, leading socially responsible community bank,” added Berkshire Bank CEO Nitin Mhatre.

Mary Anne Callahan

“Berkshire has built a reputable financial institution that is well-respected by clients, investors, employees and its broader communities. I’m excited to have the opportunity to join the board and use my experience to contribute to Berkshire’s ongoing transformation,” stated Ms. Callahan.

About Mary Anne Callahan
Ms. Callahan brings more than 35 years of investment banking expertise most recently as a Managing Director in the Financial Services Group at Piper Sandler Companies where her responsibilities included advising bank management and boards of directors in the Northeast region on a broad range of strategic and financial topics. Prior to joining Piper Sandler, she was a principal in Sandler O’Neill & Partners, L.P.’s investment banking group advising banks, thrifts and specialty finance companies and worked in the financial institutions group at Merrill Lynch and CIBC World Markets. Ms. Callahan holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Arts from Wellesley College.

About Berkshire Hills Bancorp
Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to be a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when, and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $12.1 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut, and Rhode Island. Named

one of America’s Most Trusted Companies by Newsweek and America’s Best Midsize Employers by Forbes, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.

Investor Contact Kevin Conn Investor Relations 617.641.9206 KAConn@berkshirebank.com	Media Contact: Gary Levante Corporate Communications 413.447-1737 glevante@berkshirebank.com